UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

MOUNTAIN CREST ACQUISITION CORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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MOUNTAIN CREST ACQUISITION CORP
311 West 43rd Street, 12th Floor
New York, New York 10036
Telephone: (646) 493-6558
TO THE STOCKHOLDERS OF
MOUNTAIN CREST ACQUISITION CORP
As you know, Mountain Crest Acquisition Corp (“MCAC”) is holding a special meeting of its stockholders on February 9, 2021 at 10:00 a.m., Eastern Time (the “Meeting”), in a virtual meeting format at https://www.cstproxy.com/mcacquisition/sm2021. On or about January 22, 2021, MCAC mailed to you a proxy statement and a proxy card, asking you to consider and vote upon the following proposals at the Meeting (the “Proxy Statement”):
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Proposal 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the transactions contemplated under certain agreement and plan of merger, dated as of September 30, 2020 (the “Merger Agreement”), by and among MCAC, MCAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of MCAC (“Merger Sub”), Playboy Enterprises, Inc., a Delaware corporation (“Playboy”), and Suying Liu (solely for purposes of Section 7.2 and Article XI of the Merger Agreement)(such transactions contemplated thereunder, the “Business Combination”), a copy of which is attached to the Proxy Statement as Annex A.

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Proposal 2 — The Charter Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the proposed Second Amended and Restated Certificate of Incorporation of the Combined Company (the “Proposed Charter”), a copy of which is attached to the Proxy Statement as Annex B.

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Proposal 3 — The Advisory Charter Proposals — to approve and adopt, on a non-binding advisory basis, certain differences between MCAC’s current Amended and Restated Certificate of Incorporation (the “existing charter”) and the Proposed Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as twelve separate sub-proposals:

(1)   Advisory Charter Proposal A — change the name of MCAC to PLBY Group, Inc.
(2)   Advisory Charter Proposal B — change the total number of shares which MCAC shall have authority to issue to 155,000,000, comprising 150,000,000 shares of Common Stock, $0.0001 par value (“Common Stock”), and 5,000,000 shares of preferred stock, $0.0001 par value (“Preferred Stock”). The holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.
(3)   Advisory Charter Proposal C — delete Article SIXTH of the existing charter in its entirety.
(4)   Advisory Charter Proposal D — provide that the number of directors shall be fixed from time to time by resolution of the Board. If RT-ICON Holdings LLC, together with its affiliates and its and their successors and assigns (other than the Combined Company and its subsidiaries) (“RT”) owns at least 35% in voting power of MCAC, such resolution shall require the approval of a majority of the then in office directors appointed to the Board by RT.
(5)   Advisory Charter Proposal E — provide that if RT owns at least 35% of the voting power of MCAC, vacancies on the Board shall be filled in accordance with the Voting Agreement. Any newly created directorship shall be filled solely by the vote of a majority of the total number of directors then in office or by a sole remaining director or by the stockholders, provided that at any time when RT owns less than 50% of the voting power of MCAC, any newly created directorship shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, or by a sole remaining director and shall not be filled by the stockholders. If RT owns at least 35% of the voting power of MCAC, any director appointed to fill a vacancy created by the resignation or removal of a RT Director shall require the vote of at least a majority of the RT Directors remaining on the Board.
(6)   Advisory Charter Proposal F — provide that directors may be removed with or without cause by the vote holders of shares representing a majority of the voting power of MCAC stock. If RT owns less than 50% of the voting power of MCAC, any such director may be removed only for cause and only by the vote of the holders of at least 66 2/3% of the voting power of MCAC.
(7)   Advisory Charter Proposal G — provide that, at any time RT owns at least 50% of the voting power of MCAC, any which could be taken at any meeting of stockholders of MCAC may be taken without a meeting if a consent in writing shall be signed by the holders of the shares of stock representing at least the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. At any time when RT owns less than 50% of the voting power of MCAC, any action which could be taken by the stockholders of MCAC may not be effected by any consent in writing by such holders in lieu of a meeting.
(8)   Advisory Charter Proposal H — provide that special meetings of the stockholders of MCAC may be called at any time only by the Secretary at the direction of the Board or by the Chairman of the Board. At any time RT owns at least 50% of the voting power of MCAC, special meetings of the stockholders of MCAC shall also be promptly called by the Secretary or by the Chairman of the Board upon the written request of holders of at least 50% of the voting power of MCAC.
(9)   Advisory Charter Proposal I — provide that MCAC waives any interest in, or interest in being offered, an opportunity to participate in a business activity or business opportunity presented to RT. MCAC waives business opportunities presented to its officers or directors in their individual capacity. MCAC does not renounce its interest in any corporate opportunity offered to any non- employee director if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of MCAC.
(10)   Advisory Charter Proposal J — provide that MCAC elects not to be governed by Section 203 of the Delaware General Corporation Law. MCAC shall not engage in any business combination with any interested stockholder for three (3) years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of MCAC outstanding at the time the transaction commenced, or (iii) at or subsequent to such time, the business combination is approved by the Board and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of MCAC which is not owned by the interested stockholder.
(11)   Advisory Charter Proposal K — provide that, if RT owns at least 50% of the voting power of MCAC, an affirmative vote of at least 66 2/3% of the voting stock of MCAC is required in order to adopt certain amendments to the Proposed Charter regarding the Board, amendments to the bylaws, indemnification, corporate opportunities and amendments to the charter. If RT owns less than 50% of the voting power of MCAC, then an affirmative vote of at least a majority of the voting power of the outstanding stock of MCAC is required to adopt such amendments to the Proposed Charter.
(12)   Advisory Charter Proposal L — provide that, if RT owns at least 50% of the voting power of MCAC, an affirmative vote of at least 66 2/3% of the voting power is required in order to adopt an amendment to the amended and restated bylaws. If RT owns less than 50% of the voting power of MCAC, then an affirmative vote of at least a majority of the voting power is required to adopt an amendment to the proposed amended and restated bylaws.
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Proposal 4 — The Nasdaq Proposal — to consider and vote upon a proposal to approve: (i) for purposes of complying with Nasdaq Listing Rule 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of MCAC Common Stock and the resulting change in control in connection with the Merger, (ii) for purposes of complying with Nasdaq Listing Rule 5635(c), the issuance of Common Stock at a price less than the market value of the Common Stock to an entity affiliated with certain executive officers of MCAC in a PIPE Investment (as defined in the Proxy Statement), to the extent that such issuance was deemed a form of “executive compensation” to these executive officers; and (iii) for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of the Common Stock in connection with the PIPE Investment upon the consummation of the Business Combination.

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Proposal 5 — The Directors Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination Suhail Rizvi, Ben Kohn, Suying Liu, Tracey Edmonds and James Yaffe to serve on the Combined Company Board of Directors.

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Proposal 6 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve the PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan, a copy of which is attached to the Proxy Statement as Annex D, to be effective upon the consummation of the Business Combination.

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Proposal 7 — Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event MCAC does not receive the requisite stockholder vote to approve the Proposals.

This supplement contains additional information that supplements the Proxy Statement. MCAC urges you to read this supplement, together with the Proxy Statement previously sent to you regarding the proposed transaction, carefully and in its entirety.
MCAC is providing this supplement to (i) provide supplemental information about the terms of employment and compensation, including a recent option award and the new employment agreement, to be effective upon the closing of the Business Combination, of Ben Kohn, who will be a director and Chief Executive Officer of the Combined Company, which satisfies one of the closing conditions of the Merger Agreement; (ii) provide supplemental information about a recently announced definitive agreement of Playboy to acquire TLA Acquisition Corp., the parent company of the Lovers family of stores (“Lovers”); (iii) reflect that an aggregate of 200,000 shares of Common Stock will be issued to Craig-Hallum Capital Group LLC and Roth Capital Partners, LLC, upon the consummation of the Business Combination, as compensation for advisory services rendered to MCAC (the “Advisory Shares”); (iv) update sections entitled “Selected Unaudited Pro Forma Condensed Combined Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Information,” and “Comparative Per Share Information” to reflect the issuance of the Advisory Shares at the closing of the Business Combination and the issuance of certain equity awards to Mr. Kohn, and (v) confirm that if you are a public stockholder and you seek to have your public shares redeemed, the last date to submit your shares of common stock for redemption is Friday, February 5, 2021, prior to 5:00 p.m. Eastern Time.
Your vote is important. Please vote your shares promptly. Whether or not you plan to participate in the virtual Meeting, please complete, date, sign and return the proxy card without delay, or submit your proxy through the internet as promptly as possible in order to ensure your representation at the Meeting no later than the time appointed for the Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares of Common Stock online if you subsequently choose to participate in the virtual Meeting. If you have already submitted your proxy card and do not wish to change your vote, there is no need to submit another proxy card in response to this first supplement to the Proxy Statement.
Sincerely,
/s/ Suying Liu Suying Liu Chief Executive Officer and Chairman of the Board of Directors
Mountain Crest Acquisition Corp February 1, 2021

SUPPLEMENT NO. 1 DATED FEBRUARY 1, 2021
TO
PROXY STATEMENT
DATED JANUARY 20, 2021
MOUNTAIN CREST ACQUISITION CORP
311 West 43rd Street, 12th Floor
New York, New York 10036
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 9, 2021
The following information supplements, and should be read in conjunction with, the definitive proxy statement of Mountain Crest Acquisition Corp (“MCAC”) dated January 20, 2021 (“Proxy Statement”) relating to the proposed transactions contemplated under that certain agreement and plan of merger, dated as of September 30, 2020 (the “Merger Agreement”), by and among MCAC, MCAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of MCAC (“Merger Sub”), Playboy Enterprises, Inc., a Delaware corporation (“Playboy”), and Suying Liu (solely for purposes of Section 7.2 and Article XI of the Merger Agreement), and the other related proposals.
MCAC is providing this supplement to (i) provide supplemental information about the terms of employment and compensation, including a recent option award and the new employment agreement, to be effective upon the closing of the Business Combination, of Ben Kohn, who will be a director and Chief Executive Officer of the Combined Company, which satisfies one of the closing conditions of the Merger Agreement; (ii) provide supplemental information about a recently announced definitive agreement of Playboy to acquire TLA Acquisition Corp., the parent company of the Lovers family of stores, a leading omnichannel online and brick-and-mortar sexual wellness chain (“Lovers”); (iii) reflect that an aggregate of 200,000 shares of Common Stock will be issued to Craig-Hallum Capital Group LLC and Roth Capital Partners, LLC, upon the consummation of the Business Combination, as compensation for advisory services rendered to MCAC (the “Advisory Shares”); (iv) update sections entitled “Selected Unaudited Pro Forma Condensed Combined Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Information,” and “Comparative Per Share Information” to reflect the issuance of the Advisory Shares at the closing of the Business Combination and the issuance of certain equity awards to Mr. Kohn, and (v) confirm that if you are a public stockholder and you seek to have your public shares redeemed, the last date to submit your shares of common stock for redemption is Friday, February 5, 2021, prior to 5:00 p.m. Eastern Time.
Ben Kohn's Option Grant and New Employment Agreement
On January 31, 2021, Playboy granted Ben Kohn an option to purchase 172,393 shares of Playboy common stock at an exercise price of $58.89 per share (the “Pre-Closing Option”), which will be assumed by the Combined Company in connection with the closing of the Business Combination and converted into an option to purchase common stock of the Combined Company in accordance with the conversion mechanics for other outstanding options described in the Merger Agreement. The Pre-Closing Option will generally vest as follows, subject to Mr. Kohn's continued employment or service as a director through the applicable vesting date: 1/3 on the first anniversary of the closing of the Business Combination and ratably in 24 monthly installments thereafter. The Pre-Closing Option provides that it will terminate if the closing does not occur on or prior to the 6-month anniversary of the date of grant.
Playboy has entered into an employment agreement with Mr. Kohn in connection with his continued employment as Playboy’s Chief Executive Officer and President, which will become effective upon, and be assumed by the Combined Company in connection with, the closing of the Merger (the “Kohn Employment Agreement”). The Kohn Employment Agreement provides for an annual base salary equal to $850,000 and that Mr. Kohn is eligible to earn an annual cash bonus (with a target amount equal to 100% of his base salary and maximum of 200% of his base salary).
The Kohn Employment Agreement provides that Mr. Kohn will be granted the following equity grants during his employment: (1) for the 2021 fiscal year, a Combined Company equity award with a grant date fair value for financial accounting purposes equal to $2,000,000, comprised of 50% stock options and 50% restricted stock units; (2) beginning in 2022 and for each fiscal year thereafter, an annual Combined Company equity award with a target grant date fair value for financial accounting purposes equal to $2,000,000, which may include performance-based grants; and (3) following the closing of the Merger, a special grant of performance-based restricted stock units (the “Initial PSUs”) that if earned will settle in a target percentage of approximately 2.5% of the fully diluted common stock of the Combined Company outstanding on the date of grant (including certain executive level equity awards granted at the time of and shortly after the Business Combination) and a special grant of time-based restricted stock units (the “Initial RSUs”) that if earned will settle in a target percentage equal to (x) 2.5% of the fully diluted common stock of the Combined Company (determined in the same manner as the Initial PSUs), minus (y) the percentage of the fully diluted common stock of the Combined Company (determined in the same manner) represented by the Pre-Closing Option. The Initial PSUs will vest upon the Combined Company's achievement of each of the following 30 day volume weighted average stock price milestones: $20, $30, $40 and $50, and the Initial RSUs will vest in three equal installments on each of the first three anniversaries of the closing of the Business Combination, in each case subject to Mr. Kohn's continued employment or service as a director through the applicable vesting dates.
Mr. Kohn’s employment agreement provides that in addition to being eligible to participate in Playboy’s standard benefit plans, he will be provided with a company-paid life insurance policy with a death benefit equal to $25 million and a company-paid disability insurance policy with an annualized benefit of not less than $5 million.
If Mr. Kohn’s employment is terminated without cause or he resigns for good reason (as such terms are defined in Mr. Kohn’s employment agreement), he will be entitled to the following: (i) a severance payment equal to 1.5 times the sum of his then-current base salary and target annual bonus, payable over 18 months (or, if such termination occurs within 24 months following a change in control (as defined in the employment agreement), 2.5 times the sum of his then-current base salary and target annual bonus, payable over 30 months); (ii) a pro-rated bonus for the year of termination; (iii) Playboy’s reimbursement or direct payment of COBRA continuation coverage premiums for up to 18 months following the date of termination; (iv) accelerated vesting of 100% of Mr. Kohn’s then-outstanding non-performance based equity awards; and (v) continued vesting of certain outstanding performance based equity awards for a period of time following such termination based on actual performance (provided that, if such termination occurs within 24 months following a change in control, 100% of the then-outstanding Initial PSUs will vest in full). In each case, the severance payments described above are subject to Mr. Kohn’s execution and non-revocation of a general release of claims against Playboy and its affiliates.
Mr. Kohn’s employment agreement also includes certain restrictive covenants, including a non-solicitation of employees covenant for a period of 12 months following termination of his employment and standard confidentiality and invention assignment provisions.
Agreement to Acquire Lovers
On January 31, 2021, Playboy entered into a Stock Purchase Agreement (the “Lovers Purchase Agreement”) with Lovers and the stockholders of Lovers to acquire all of the outstanding Lovers capital stock (the “Transaction”). The purchase price for the Transaction is $24 million in cash, subject to working capital and other customary closing purchase price adjustments, and is currently expected to be approximately $25 million in cash. The Lovers Purchase Agreement contains customary representations, warranties and covenants of the parties. The Transaction is expected to close in the first calendar quarter of 2021, subject to the satisfaction of customary closing conditions, including, among others, (i) subject to certain exceptions, the accuracy of the representations and warranties of the parties, (ii) performance in all material respects by each of the parties of its obligations and covenants, (iii) procurement of certain specified third-party consents and (iv) the absence of any Lovers material adverse effect. The Lovers Purchase Agreement also contains certain customary termination rights for both the Lovers stockholders and Playboy.
Issuance of Advisory Shares
As disclosed in the Proxy Statement, on July 7, 2020, representatives of Craig-Hallum Capital Group LLC (“Craig-Hallum”) first contacted Dr. Suying Liu to introduce their investment bank in general, and to discuss with Dr. Liu, on a no-name basis, a prospect for a target company in the consumer products industry. Subsequently on July 7, 2020, MCAC and Craig-Hallum entered into a non-disclosure agreement, upon which Craig-Hallum revealed to MCAC that the prospective target company was Playboy. MCAC was also advised that Roth Capital Partners, LLC (“Roth” ) would serve as a co-advisor with Craig-Hallum for the purpose of exploring and potentially completing a business combination between MCAC and Playboy.
On July 22, 2020, MCAC entered into an agreement with Craig-Hallum to provide M&A and financial advisory services to MCAC, pursuant to which Craig-Hallum would receive the Advisory Shares if a Business Combination was consummated. Subsequently on September 30, 2020, MCAC, Craig-Hallum and Roth entered into a joinder agreement, pursuant to which, among other things, Roth would share equally in the Advisory Shares with Craig-Hallum. See Note 3, “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for more information on the Advisory Shares.
Updated Selected Unaudited Pro Forma Condensed Combined Financial Information, Unaudited Pro Forma Condensed Combined Financial Information, and Comparative Per Share Information
The sections entitled “Selected Unaudited Pro Forma Condensed Combined Financial Information”, “Unaudited Pro Forma Condensed Combined Financial Information”, and “Comparative Per Share Information” in the Proxy Statement have been updated below to update the Net Debt calculation and reflect the adjustments related to the issuance of certain equity awards under Playboy’s 2018 Equity Incentive Plan, and to reflect the issuance of the Advisory Shares as of the closing of the Business Combination. The unaudited pro forma condensed combined financial information does not give any effect to the Lovers acquisition, which is expected to close in the first quarter of 2021.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the unaudited historical condensed consolidated balance sheet of Playboy as of September 30, 2020 with the unaudited historical condensed balance sheet of MCAC as of September 30, 2020, giving effect to the Business Combination as if it had been consummated as of that date.
The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 combines the unaudited historical condensed consolidated statement of operations of Playboy for the nine months ended September 30, 2020 with the unaudited condensed historical statement of operations of MCAC for the nine months ended September 30, 2020, giving effect to the Business Combination as if it had occurred on January 1, 2019.
The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combines the unaudited combined statement of operations of Playboy for the year ended December 31, 2019, based on the audited historical consolidated statement of operations of Playboy giving pro forma effect to the acquisition of Yandy by Playboy as if it had occurred on January 1, 2019, with the audited historical statement of operations of MCAC for the period from November 12, 2019 (inception) through December 31, 2019, giving effect to the Business Combination as if it had occurred on January 1, 2019.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of MCAC’s public shares:
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Assuming no redemptions for cash:   This presentation assumes that no MCAC stockholders exercise redemption rights with respect to their shares of Common Stock upon consummation of the Business Combination; and

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Assuming high redemptions for cash:   This presentation assumes that MCAC stockholders exercise their redemption rights with respect to a maximum of 4,279,760 shares of Common Stock upon consummation of the Business Combination at a redemption price of approximately $10.20 per share. The high redemption amount is presented based on a minimum Trust Account balance of $15,000,000, after giving effect to the payments to redeeming stockholders, but prior to payment of estimated transaction expenses. The “high redemption” scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the “high redemption” scenario.

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the Combined Company. The adjustments presented to the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the Combined Company upon consummation of the Business Combination.
The historical financial statements of MCAC and Playboy have been prepared in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP.
The historical financial information of Playboy as of September 30, 2020 was derived from the unaudited financial statements of Playboy as of and for the nine months ended September 30, 2020, which are included elsewhere in this proxy statement. The historical financial information of MCAC as of September 30, 2020 was derived from the unaudited financial statements of MCAC as of and for the nine months ended September 30, 2020, which are included elsewhere in this proxy statement. The historical financial information of Playboy for the year ended December 31, 2019 was derived from Playboy’s unaudited pro forma consolidated statement of operations for the year ended December 31, 2019 which combines Playboy’s audited consolidated statement of operations and Yandy’s audited statement of operations for the year ended December 31, 2019, each as included elsewhere in this proxy statement, giving pro forma effect to the acquisition of Yandy by Playboy as if it had occurred on January 1, 2019. The historical financial information of MCAC was derived from the audited financial statements of MCAC for the period from November 12, 2019 (inception) through December 31, 2019, which are included elsewhere in this proxy statement. This information should be read together with Playboy’s and MCAC’s audited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCAC,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Playboy” and other financial information included elsewhere in this proxy statement.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies actually been combined as of January 1, 2019. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies actually been combined as of January 1, 2019 or the future results that the Combined Company will experience. Playboy and MCAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
Selected Unaudited Pro Forma Financial Information
(in thousands, except share and per-share data)
	MCAC	Playboy Combined	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming High Redemptions)
Statement of Operations Data – Nine Months Ended September 30, 2020
Net revenues	$—	$101,335	$101,335	$101,335
Total costs and expenses	(177)	(92,662)	(91,525)	(91,525)
Operating (loss) income	(177)	8,673	9,810	9,810
Net loss	(155)	(4,759)	(3,622)	(3,622)
Net loss per common share – basic and diluted	(0.09)	(1.20)	(0.10)	(0.12)
Balance Sheet Data – As of September 30, 2020
Total current assets	$293	$49,839	$140,926	$97,256
Total assets	58,963	413,562	504,649	460,979
Total current liabilities	41	63,540	48,889	48,889
Total liabilities	2,053	330,731	316,080	316,080
Total stockholders’ equity	5,000	83,039	188,777	145,107
Statement of Operations Data – Year Ended December 31, 2019
Net revenues	$—	$121,212	$121,212	$121,212
Total costs and expenses	—	(123,588)	(123,588)	(123,588)
Operating loss	—	(2,376)	(2,376)	(2,376)
Net loss	—	(21,178)	(21,178)	(21,178)
Net loss per common share – basic and diluted	—	(5.49)	(0.59)	(0.68)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
MCAC is providing the following unaudited pro forma condensed combined financial information to assist in your evaluation of the Business Combination.
The unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 give pro forma effect to the Business Combination as if it had occurred as of January 1, 2019. This information should be read together with Playboy’s and MCAC’s respective audited and unaudited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCAC,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Playboy” and other financial information included elsewhere in this proxy statement.
The unaudited pro forma condensed combined balance sheet as of September 30, 2020 has been prepared using the following:
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Playboy’s unaudited historical condensed consolidated balance sheet as of September 30, 2020, as included elsewhere in this proxy statement; and

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MCAC’s unaudited historical condensed balance sheet as of September 30, 2020, as included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 has been prepared using the following:
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Playboy’s unaudited historical condensed consolidated statement of operations for the nine months ended September 30, 2020, as included elsewhere in this proxy statement; and

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MCAC’s unaudited historical statement of operations for the nine months ended September 30, 2020, as included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using the following:
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Playboy’s unaudited pro forma consolidated statement of operations for the year ended December 31, 2019 which combines Playboy’s audited consolidated statement of operations and Yandy’s audited statement of operations for the year ended December 31, 2019, as included elsewhere in this proxy statement giving pro forma effect to the acquisition of Yandy by Playboy as if it had occurred on January 1, 2019 (see Note 4 below); and

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MCAC’s audited historical statement of operations for the period from November 12, 2019 (inception) through December 31, 2019, as included elsewhere in this proxy statement.

Description of the Transactions
On September 30, 2020, MCAC entered into the Merger Agreement with Playboy, Merger Sub and Suying Liu. Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub will merge with and into Playboy with Playboy surviving the Merger as a wholly owned subsidiary of MCAC. In addition, in connection with the consummation of the Business Combination, MCAC will be renamed “PLBY Group, Inc.”
Under the Merger Agreement, MCAC will acquire all of the outstanding Playboy shares for approximately $381.3 million in aggregate consideration, comprising (i) 23,920,000 shares of MCAC’s Common Stock, based on a price of $10.00 per share, subject to adjustment as described below (the “Closing Payment Shares”), and (ii) the assumption of no more than $142.1 million of Playboy debt (the “Net Debt Target”). The number of Closing Payment Shares issuable shall be subject to adjustment at a rate of one share of MCAC Common Stock for each $10.00 increment that the Net Debt (as defined in the Merger

Agreement) is greater than (in which case the number of Closing Payment Shares will be reduced) or less than (in which case the number of Closing Payment Shares will be increased) the Net Debt Target. If Net Debt equals the Net Debt Target, then no adjustment will be made to the number of Closing Payment Shares. Any adjustment to the Closing Payment Shares shall be in whole shares of MCAC Common Stock and no adjustment shall be made for any divergence that is in an increment of $9.99 or less. The total number of shares to be issued at closing is estimated to be 20,933,921 shares with 2,024,848 shares and 3,489,114 shares reserved for future issuance to Playboy holders of fully vested RSUs and options, respectively.
In connection with the Merger, MCAC entered into subscription agreements (the “Subscription Agreements”) and registration rights agreements (the “PIPE Registration Rights Agreements”), each dated as of September 30, 2020, with certain institutional and accredited investors, pursuant to which, among other things, MCAC agreed to issue and sell, in a private placement immediately prior to the closing of the Business Combination, an aggregate of 5,000,000 shares of Common Stock for $10.00 per share (the “PIPE Shares”).
Additionally, in connection with the execution of the Merger Agreement, MCAC, the Sponsor, Suying Liu and Playboy entered into a stock purchase agreement (the “Insider Stock Purchase Agreement”), pursuant to which Playboy purchased 700,000 shares of Common Stock (the “Initial Shares”) from Sponsor. Subject to the satisfaction of conditions set forth under the Merger Agreement, MCAC shall transfer the Initial Shares to Playboy upon the closing or, if the Merger Agreement is terminated, upon the consummation of any other business combination (as defined in MCAC’s Organizational Documents). In the event of a Compliance Failure (as defined in the Merger Agreement) that is not cured, upon Playboy’s request as of the closing, or in the event the Merger Agreement is terminated, upon the consummation of any other business combination (as defined in MCAC’s Organizational Documents), up to $1,000,000 in Insider Shares held by Dr. Liu shall be transferred to Playboy (the “Balance Shares”). In the event that (i) the Initial Shares and/or Balance Shares are subject to contractual lock-up at the time of transfer, Dr. Liu shall transfer additional Insider Shares to Playboy in accordance with the terms of Section 7.2 of the Merger Agreement, in the event that the per share price of the shares of Common Stock on the business day immediately prior to such lock-up expiration is lower than the price per share at the time of the Closing or, (ii) if the Merger Agreement is terminated, upon the consummation of any other business combination (as defined in MCAC’s Organizational Documents) such that the total aggregate value of the Initial Shares is at least $4,445,000 (or, if the Balance Shares have been issued, at least $5,445,000).
The Playboy options and RSUs that are outstanding as of immediately prior to the closing of the Business Combination (other than the Pre-Closing Option) shall accelerate and fully vest. Each outstanding Playboy option shall be assumed by MCAC and automatically converted into an option to purchase such number of shares of Common Stock equal to the product of (x) the Merger Consideration and (y) the option holder’s respective percentage of the Merger Consideration set forth in the stockholder allocation schedule, which shall be reserved for future issuance upon the exercise of such assumed options. All RSUs that are then outstanding shall be terminated and shall be subsequently paid, in settlement, such shares of Common Stock equal to the product of (x) the Merger Consideration, and (y) the terminated RSU holder’s respective percentage of the Merger Consideration as set forth in the stockholder allocation schedule. Settlement of the RSUs in 2,024,848 shares of the Combined Company shall occur one year from the Closing Date of the Business Combination.
For more information about the Merger, please see the section titled “Proposal No. 1 — The Business Combination Proposal.” Copies of the Merger Agreement, are attached to the accompanying proxy statement as Annex A.
Accounting for the Merger
The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, MCAC, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Playboy will be treated as the accounting acquirer. This determination was primarily based on Playboy expecting to have a majority of the voting power of the post-combination company, Playboy’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Playboy compared to MCAC, and Playboy’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which Playboy is issuing stock for the net assets of MCAC. The net assets of MCAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Playboy.
Basis of Pro Forma Presentation
The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable, and as it relates to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the results of the post-combination company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination company upon consummation of the Business Combination.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. Playboy and MCAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of MCAC’s shares of Common Stock:
•
Assuming no redemptions for cash:   This presentation assumes that no MCAC stockholders exercise redemption rights with respect to their shares of MCAC’s Common Stock upon consummation of the Business Combination; and

•
Assuming high redemptions for cash:   This presentation assumes that MCAC stockholders exercise their redemption rights with respect to a maximum of 4,279,760 shares of MCAC’s Common Stock upon consummation of the Business Combination at a redemption price of approximately $10.20 per share. The high redemption amount is presented taking into consideration the closing condition requiring a minimum Trust Account balance of $15,000,000, after giving effect to the payments to redeeming stockholders, but prior to payment of estimated transaction expenses. The “high redemption” scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the “high redemption” scenario.

The foregoing scenarios are for illustrative purposes as MCAC does not have, as of the date of this proxy statement, a meaningful way of providing any certainty regarding the number of redemptions by MCAC’s public stockholders that may actually occur. Additionally, the final number of Closing Payment Shares issuable under the Merger Agreement to Playboy stockholders is subject to adjustment as described therein based on the Net Debt Target prior to Closing. Accordingly, the actual number of shares of MCAC Common Stock issuable to Playboy stockholders (including in respect of RSUs and Options), the number of redemptions of MCAC's public stockholders, and the resulting Combined Company ownership percentages may vary significantly from those described herein.
Included in the shares outstanding and weighted-average shares outstanding as presented in the pro forma combined financial statements are 20,933,921 shares of MCAC Common Stock to be issued to Playboy stockholders under the no redemption and high redemption scenarios. Refer to Note 3, Net Loss Per Share.
As a result of the Business Combination and immediately following the closing of the Business Combination, assuming no MCAC stockholders elect to redeem their shares for cash, current stockholders of Playboy will own approximately 62% of the outstanding Combined Company common stock, the PIPE Investors will own approximately 15% of the outstanding Combined Company common stock, MCAC’s Sponsor, officer, directors and other holders of founder shares will own approximately 3% of the Combined Company common stock and the former stockholders of MCAC will own approximately 19% of the outstanding Combined Company common stock as of September 30, 2020 (in each case, not giving effect to any shares issuable to them upon exercise of rights or options). As a result, current stockholders of Playboy, as a group, will collectively own more shares of Combined Company common stock than any single stockholder following consummation of the Business Combination with no current stockholder of MCAC owning more than 10% of the issued and outstanding capital stock of the Combined Company.
If 4,279,760 shares of Common Stock are redeemed for cash, which assumes the high redemption scenario of Combined Company common stock to ensure a minimum consolidated Trust Account balance of $15,000,000, after giving effect to payments to redeeming stockholders and prior to payment of estimated transaction expenses, Playboy will own approximately 71% of the outstanding Combined Company common stock, the PIPE Investors will own approximately 17% of the outstanding Combined Company common stock, MCAC’s Sponsor, officer, directors and other holders of founder shares will own approximately 4% of Combined Company common stock and the former stockholders of MCAC will own approximately 7% of the outstanding Combined Company common stock (in each case, not giving effect to any shares issuable to them upon exercise of rights or options).

PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020
(UNAUDITED)
(in thousands, except share amounts)
	MCAC	Playboy	Pro Forma Adjustments (Assuming No Redemptions)	Note	Pro Forma Combined (Assuming No Redemptions)	Additional Pro forma Adjustments (Assuming High Redemptions)	Note	Pro Forma Combined (Assuming High Redemptions)
Assets
Cash and cash equivalents	$235	$15,872	$58,670	a
			50,000	b
			(4,815)	c
			(4,445)	d
			(8,616)	g	$106,901	$(43,670)	f	$63,231
Restricted cash	—	968	—		968	—		968
Receivables, net	—	6,581	—		6,581	—		6,581
Inventories, net	—	11,959	—		11,959	—		11,959
Contract assets, current portion	—	1,262	—		1,262	—		1,262
Licensed programming costs	—	480	—		480	—		480
Stock receivable	—	4,445	—		4,445	—		4,445
Prepaid expenses and other current assets	58	8,272	—		8,330	—		8,330
Total current assets	293	49,839	90,794		140,926	(43,670)		97,256
Property and equipment, net	—	5,222	—		5,222	—		5,222
Trademarks and trade name	—	336,386	—		336,386	—		336,386
Goodwill	—	504	—		504	—		504
Other intangible assets, net	—	2,518	—		2,518	—		2,518
Marketable securities held in Trust Account	58,670	—	(58,670)	a	—	—		—
Contract assets, net of current portion	—	6,940	—		6,940	—		6,940
Other noncurrent assets	—	12,153	—		12,153	—		12,153
Total assets	$58,963	$413,562	$32,124		$504,649	$(43,670)		$460,979
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	—	$9,180	(1,192)	c	7,988	—		7,988
Paybles to related parties	—	7	—		7	—		7
Accrued salaries, wages, and employee benefits	—	3,998	—		3,998	—		3,998
Deferred revenues, current portion	—	15,931	—		15,931	—		15,931
Long-term debt, current portion	—	4,052	—		4,052	—		4,052
Convertible promissory notes, current portion	—	13,500	(13,500)	g	—	—		—
Other current liabilities and accrued expenses	41	16,872	—		16,913	—		16,913
Total current liabilities	41	63,540	(14,692)		48,889	—		48,889
Deferred revenues, net of current portion	—	34,997	—		34,997	—		34,997

PRO FORMA CONDENSED COMBINED BALANCE SHEET (continued)
AS OF SEPTEMBER 30, 2020
(UNAUDITED)
(in thousands, except share amounts)
	MCAC	Playboy	Pro Forma Adjustments (Assuming No Redemptions)	Note	Pro Forma Combined (Assuming No Redemptions)	Additional Pro forma Adjustments (Assuming High Redemptions)	Note	Pro Forma Combined (Assuming High Redemptions)
Long-term debt, net of current portion	—	156,157	—		156,157	—		156,157
Deferred tax liabilities, net	—	74,469	—		74,469	—		74,469
Deferred underwriting fees	2,012	—	(2,012)	c	—	—		—
Other noncurrent liabilities	—	1,568	—		1,568	—		1,568
Total liabilities	2,053	330,731	(16,704)		316,080	—		316,080
Mezzanine equity
Common stock subject to possible redemption, 5,090,066 shares at redemption value	51,910	—	(51,910)	e	—	—		—
Redeemable noncontrolling interest	—	(208)	—		(208)	—		(208)
Total mezzanine equity	51,910	(208)	(51,910)		(208)	—		(208)
Stockholders’ Equity
Common stock	—	36	1	b
			1	e
			(35)	h	3	—	f	3
Treasury stock	—	(38,455)	(4,445)	d
			38,455	h	(4,445)	—		(4,445)
Additional paid-in capital	5,155	198,962	49,999	b
			51,909	e
			2,730	g
			(38,575)	h
			2,891	i
			2,000	c	275,071	(43,670)	f	231,401
Accumulated deficit	(155)	(77,504)	(3,611)	c
			2,154	g
			155	h
			(2,891)	i	(81,852)	—		(81,852)
Total stockholders’ equity	5,000	83,039	100,738		188,777	(43,670)		145,107
Total liabilities and stockholders’ equity	$58,963	$413,562	$32,124		$504,649	$(43,670)		$460,979

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2020
(UNAUDITED)
(in thousands, except per share and per share amounts)
	MCAC	Playboy	Pro Forma Adjustments (Assuming No Redemptions)	Note	Pro Forma Combined (Assuming No Redemptions)	Additional Pro forma Adjustments (Assuming High Redemptions)	Note	Pro Forma Combined (Assuming High Redemptions)
Net revenues	$—	$101,335	$—		$101,335	$—		$101,335
Costs and expenses:								—
Cost of sales	—	(50,548)	—		(50,548)	—		(50,548)
Selling and administrative	(177)	(41,357)	40	aa
			1,274	bb	(40,220)	—		(40,220)
Related-party expenses	—	(757)	—		(757)	—		(757)
Total costs and expenses	(177)	(92,662)	1,314		(91,525)	—		(91,525)
Operating (loss) income	(177)	8,673	1,314		9,810	—		9,810
Nonoperating (expense) income:
Investment income	23	30	(23)	cc	30	—		30
Interest expense	—	(10,073)	—		(10,073)	—		(10,073)
Unrealized loss on marketable securities held in Trust Account	(1)	—	1	cc	—	—		—
Other, net	—	81	—		81	—		81
Total nonoperating expense	22	(9,962)	(22)		(9,962)	—		(9,962)
Loss before income taxes	(155)	(1,289)	1,292		(152)	—		(152)
Provision for income taxes	—	(3,470)	—		(3,470)	—		(3,470)
Net loss	$(155)	$(4,759)	$1,292		$(3,622)	$—		$(3,622)
Net (loss) income attributable to redeemable noncontrolling interest	—	—	—		—	—		—
Net loss attributable to Playboy	$(155)	$(4,759)	$1,292		$(3,622)	$—		$(3,622)
Net loss per share, basic and diluted	$(0.09)	$(1.20)			$(0.10)			$(0.12)
Weighted-average shares used in computing loss per share, basic and diluted	1,731,559	3,949,844			35,611,763			31,332,003

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(UNAUDITED)
(in thousands, except per share and per share amounts)
	For the period from November 12, 2019 (inception) through December 31, 2019	Year Ended December 31, 2019			Year Ended December 31, 2019			Year Ended December 31, 2019
	MCAC	Playboy Combined	Pro Forma Adjustments (Assuming No Redemptions)	Note	Pro Forma Combined (Assuming No Redemptions)	Additional Pro forma Adjustments (Assuming High Redemptions)	Note	Pro Forma Combined (Assuming High Redemptions)
Net revenues	$—	$121,212	$—		$121,212	$—		$121,212
Costs and expenses:
Cost of sales	—	(64,034)	—		(64,034)	—		(64,034)
Selling and administrative	—	(58,478)	—		(58,478)	—		(58,478)
Loss on disposals of assets	—	(71)	—	—	(71)	—	—	(71)
Related-party expenses	—	(1,005)	—		(1,005)	—		(1,005)
Total costs and expenses	—	(123,588)	—		(123,588)	—		(123,588)
Operating loss	—	(2,376)	—		(2,376)	—		(2,376)
Nonoperating (expense) income:
Investment income	—	225	—		225	—		225
Interest expense	—	(14,225)	—		(14,225)	—		(14,225)
Other, net	—	48	—		48	—		48
Total nonoperating expense	—	(13,952)	—		(13,952)	—		(13,952)
Loss before income taxes	—	(16,328)	—		(16,328)	—		(16,328)
Provision for income taxes	—	(4,850)	—		(4,850)	—		(4,850)
Net loss	—	(21,178)	—		(21,178)	—		(21,178)
Net (loss) income attributable to redeemable noncontrolling interest	—	—	—		—	—		—
Net loss attributable to Playboy	$—	$(21,178)	$—		$(21,178)	$—		$(21,178)
Net loss per share, basic and diluted	$—	$(5.49)			$(0.59)			$(0.68)
Weighted-average shares used in computing net loss per share, basic and diluted	1,250,000	3,854,256			35,611,763			31,332,003

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments
(a)
Reflects the release of cash currently invested in marketable securities held in the Trust Account.

(b)
Reflects the proceeds received from the PIPE Investment with the corresponding issuance of 5,000,000 shares of common stock of the Combined Company at $10.00 per share.

(c)
Reflects the payment of fees and expenses related to the Business Combination, including the deferred underwriting fee of $2.0 million and legal, financial advisory, accounting and other professional fees, and the issuance of 200,000 shares of MCAC’s common stock to its advisors. The direct, incremental costs of the Business Combination related to the legal, financial advisory, accounting and other professional fees of $1.6 million is reflected as an adjustment to accumulated deficit and is not shown as an adjustment to the pro forma condensed combined statement of operations since it is a nonrecurring charge resulting directly from the Business Combination.

(d)
Reflects the cash payment by Playboy to purchase 700,000 shares of MCAC at $6.35 per share from the Sponsor. These shares are recorded as treasury stock in the Combined Company.

(e)
In the No Redemption scenario, which assumes no MCAC stockholders exercise their redemption rights, the common stock subject to redemption for cash amounting to $51.9 million would be transferred to permanent equity.

(f)
In the High Redemption scenario, which assumes the same facts as described in Items (a) through (e) above, but also assumes 4,279,760 shares are redeemed for cash by the MCAC stockholders, $43.7 million would be paid to redeeming stockholders in cash. The $43.7 million, or 4,279,760 shares of the Combined Company’s common stock, represents the high redemption amount to ensure a minimum consolidated Trust Account balance of $15.0 million after giving effect to payments to redeeming stockholders and prior to payment of estimated transaction expenses.

(g)
Reflects the conversion of Playboy’s outstanding convertible note with CAA into common stock upon the closing of the Merger and settlement of the outstanding notes with GBG and UTA for $8.6 million in aggregate, resulting in a gain on extinguishment of $2.2 million.

(h)
Reflects the recapitalization of Playboy through (i) the contribution of all the share capital in Playboy to MCAC in the amount of $36,000, (ii) the issuance of 20,933,921 shares of common stock and (iii) the elimination of the historical retained earnings of MCAC, the legal acquirer, in the amount of $155,000, (iv) the elimination of previously held treasury stock by Playboy of $38.5 million.

(i)
Reflects stock-based compensation expense from the acceleration of vesting of Playboy unvested options and RSUs.

2. Notes and Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
(aa)
Reflects an adjustment to eliminate administrative fees paid to the Sponsor.

(bb)
Reflects an adjustment to eliminate transaction costs incurred by Playboy and MCAC.

(cc)
Reflects an adjustment to eliminate interest income and unrealized losses on marketable securities held in the Trust Account as of the beginning of the period.

3. Net Loss Per Share
The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that MCAC’s IPO occurred as of January 1, 2019. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented.

This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period.
The following presents the calculation of basic and diluted weighted average common shares outstanding. The computation of diluted loss per share excludes the effect of 3,489,114 options and rights to purchase 379,486 shares of common stock because the inclusion of these securities would be anti-dilutive.
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming High Redemptions)
Weighted average shares calculation, basic and diluted
MCAC public shares	5,749,800	1,470,040
MCAC public rights shares	574,980	574,980
MCAC private placement shares	355,241	355,241
MCAC private placement rights shares	35,523	35,523
MCAC Sponsor shares	737,450	737,450
MCAC shares issued to PIPE investors	5,000,000	5,000,000
MCAC shares issued to advisors	200,000	200,000
MCAC shares issued in the Merger	20,933,921	20,933,921
Shares to be issued one year from Merger closing	2,024,848	2,024,848
Weighted average shares outstanding	35,611,763	31,332,003
Percent of shares owned by Playboy	62%	71%
Percent of shares owned by PIPE investors	15%	17%
Percent of shares owned by MCAC	23%	12%
4. Playboy’s December 2019 Acquired Business and Related Unaudited Pro Forma Information
On December 31, 2019, Playboy acquired substantially all of the assets and liabilities, excluding outstanding borrowings, of Yandy, for cash consideration of $13.1 million. Yandy operates as an online retailer of women’s lingerie, costumes, swimwear, other apparel, and bedroom accessories and is headquartered in Phoenix, Arizona.
The following table sets forth the allocation of the purchase price to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Yandy (in thousands):
Tangible net assets and liabilities:
Cash	$341
Receivables, net	368
Inventories	11,428
Prepaid expenses and other current assets	212
Property and equipment, net	149
Other noncurrent assets	20
Accounts payable	(767)
Accrued salaries, wages, and employee benefits	(348)
Other current liabilities	(2,722)
Deferred revenues	(581)
Total net assets	8,100
Intangible assets:
Trade name	5,330

Customer list	1,180
Total intangible assets	6,510
Net assets acquired	14,610
Purchase consideration	13,127
Gain on bargain purchase	$1,483

The following unaudited pro forma consolidated financial statements gives effect to the acquisition of Yandy by Playboy under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations.
The Yandy acquisition occurred on December 31, 2019, and therefore it has been included in the Playboy historical consolidated balance sheet as of September 30, 2020 and in the Playboy consolidated statements of operations for the nine months ended September 30, 2020. Since the Yandy acquisition meets the threshold for reporting of significant acquired businesses, the following consolidated pro forma information is presented in order to give pro forma effect to the acquisition of Yandy as if it had occurred as of January 1, 2019, the beginning of the year ended December 31, 2019.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019
(in thousands, except per share and per share amounts)
	Playboy	Yandy	Pro Forma Adjustments	Note	Playboy Combined
Net revenues	$78,110	$43,102	$—		$121,212
Costs and expenses:
Cost of sales	(37,742)	(26,292)	—		(64,034)
Selling and administrative	(45,328)	(16,068)	352	A
			2,566	B	(58,578)
Loss on disposals of assets	(71)	—	—		(71)
Impairment loss	—	(15,808)	15,808	E	—
Capital restructuring expense	—	(2,180)	2,180	A	—
Related-party expenses	(1,005)	—	—		(1,005)
Total costs and expenses	(84,146)	(60,348)	20,906		(123,588)
Operating loss	(6,036)	(17,246)	20,906		(2,376)
Nonoperating (expense) income:
Investment income	225	—	—		225
Interest expense	(14,225)	(2,736)	2,736	C	(14,225)
Gain from bargain purchase	1,483	—	(1,483)	D	—
Other, net	(173)	221	—		48
Total nonoperating expense	(12,690)	(2,515)	1,253		(13,952)
Loss before income taxes	(18,726)	(19,761)	22,159		(16,328)
Provision for income taxes	(4,850)	—	—		(4,850)
Net loss	(23,576)	(19,761)	22,159		(21,178)
Net loss attributable to redeemable noncontrolling interest	—	—	—		—
Net loss attributable to Playboy	$(23,576)	$(19,761)	$22,159		$(21,178)
Net loss per share, basic and diluted	$(6.12)				$(5.49)
Weighted-average shares used in computing net loss per share, basic and diluted	3,854,256				3,854,256
Notes and Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
(A)
Reflects the elimination of transaction costs related to the Yandy acquisition recorded in 2019.

(B)
Reflects the reduction in amortization expense based on fair value adjustments to the intangible assets acquired from Yandy.

(C)
Reflects the elimination of interest costs associated with Yandy’s debt not assumed by Playboy in the acquisition.

(D)
Reflects the reversal of the gain on bargain purchase.

(E)
Reflects the reversal of the impairment to goodwill recorded by Yandy in 2019 as the acquisition by Playboy was a bargain purchase.

COMPARATIVE PER SHARE INFORMATION
The following table sets forth the historical comparative share information for MCAC and Playboy on a stand-alone basis and the unaudited pro forma combined share information for the nine months ended September 30, 2020 and the year ended December 31, 2019, after giving effect to the Business Combination, assuming (i) no MCAC stockholders exercise redemption rights with respect to their public shares upon the consummation of the Business Combination; and (2) MCAC stockholders exercise their redemption rights with respect to 4,279,760 public shares. This leads to a total high redemption value of $43.7 million calculated by multiplying the 4,279,760 public shares by the redemption price of approximately $10.20 per share. The estimated per share redemption value of $10.20 was calculated by dividing the amount of $58.7 million in the Trust Account as of September 30, 2020 by the 5,749,800 total public shares. Furthermore, one of Playboy’s closing conditions in the Merger Agreement that requires a cash closing balance of $15.0 million for MCAC was considered. This condition leads to a calculated potential high redemption amount of $43.7 million calculated as the difference between the balance of $58.7 million in the Trust Account as of September 30, 2020 and the minimum Trust Account cash closing condition of $15.0 million.
This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement, and the historical financial statements of MCAC and Playboy and related notes that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of MCAC and Playboy is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of MCAC and Playboy would have been had the companies been combined during the periods presented.
	Playboy (Historical)	MCAC (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming High Redemptions)
As of and for the Nine Months Ended September 30, 2020
Book value per share(1)	$21.02	$2.89	$5.30	$4.63
Net loss per non-redeemable share – basic and diluted	$(1.20)	$(0.09)	(0.10)	(0.12)
Weighted average non-redeemable shares outstanding – basic and diluted	3,949,844	1,731,559	35,611,763	31,332,003
Net income per redeemable share – basic and diluted		$0.00
Weighted average redeemable shares outstanding – basic and diluted		5,090,066
As of and for the Year Ended December 31, 2019
Book value per share	N/A	N/A	N/A	N/A
Net loss per share – basic and diluted(2)	(6.12)	—	(0.59)	(0.68)
Weighted average non-redeemable shares outstanding – basic and diluted(2)	3,854,256	1,250,000	35,611,763	31,332,003

(1)
Book value per share = Total stockholders’ equity (deficit)/Total basic (or diluted) outstanding shares.

(2)
Historical net loss per share and weighted average shares outstanding for MCAC are based on the period from November 12, 2019 (Inception) through December 31, 2019.

Last Day to Redeem Shares is Friday, February 5, 2021.
The Proxy Statement stated February 4, 2021 was the last day to redeem your MCAC shares. However, MCAC public stockholders have until at least two business days before the Meeting, which date is Friday, February 5, 2021, to seek to have their public shares redeemed. To redeem your shares you must (i) demand, no later than 5:00 p.m., Eastern time on Friday, February 5, 2021 that MCAC redeem your shares into cash; and (ii) submit your request in writing to Continental Stock Transfer & Trust Company (“Continental”), MCAC’s transfer agent, at the address listed below and deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the Meeting.
Continental Stock Transfer & Trust Company
1 State Street, 30th floor
New York, NY 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com
The actual per share redemption price will be equal to the aggregate amount then on deposit in the trust account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the trust account, net of taxes payable), divided by the number of shares of Common Stock underlying the MCAC Units sold at its initial public offering in June 2020 (“IPO”). As of January 19, 2021, there was approximately $58,680,248 in the trust account. MCAC estimates that approximately $10.20 per outstanding share issued in MCAC’s IPO will be paid to the MCAC stockholders exercising their redemption rights. The closing price of MCAC Common Stock on the Nasdaq Stock Market as of January 29, 2021 was $12.10 per share.
Except as described in this supplement all the disclosures in the Proxy Statement remain in effect.
If you would like to receive additional information or if you want additional copies of this supplemental, proxy card, or any other materials about the Meeting, you should contact MCAC’s proxy solicitor at:
Karen Smith
Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
KSmith@advantageproxy.com

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.
Whether or not you plan to participate in the virtual Meeting, please complete, date, sign and return the proxy card that was mailed to you with the Proxy Statement without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the Meeting no later than the time appointed for the Meeting or adjourned meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on January 13, 2021 (the “Record Date”) may vote at the Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the virtual Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Meeting.
NO ACTION IN CONNECTION WITH THIS PROXY SUPPLEMENT IS REQUIRED BY ANY STOCKHOLDER WHO HAS PREVIOUSLY DELIVERED A PROXY AND WHO DOES NOT WISH TO REVOKE OR CHANGE THAT PROXY. THE RECORD DATE FOR THE SPECIAL MEETING OF STOCKHOLDERS HAS NOT CHANGED.
You may revoke a proxy at any time before it is voted at the Meeting by executing and returning a proxy card dated later than the previous one, or by submitting a written revocation to Advantage Proxy, P.O. Box 13581, Des Moines, WA 98198 Attention: Karen Smith, Telephone: 877-870-8565, that is received by the proxy solicitor before we take the vote at the Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.